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Exhibit 23.1

              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Aethlon Medical, Inc.

We hereby consent to the incorporation by reference into this Form S-8 Registration Statement of Aethlon Medical, Inc. of our report dated June 27, 2005, relating to the consolidated balance sheet of Aethlon Medical, Inc. as of March 31, 2005 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period then ended and for the period from January 31, 1984 (Inception) to March 31, 2005.


/s/ Squar Milner Reehl & Williamson, LLP


Newport Beach, California
August 25, 2005